Exhibit 99.1

Quality Distribution, Inc. Announces Preliminary Fourth Quarter 2010 Results

Tampa, FL – February 1, 2011– Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality”) today announced preliminary results for the fourth quarter and year ended December 31, 2010.

Quality estimates that:

•

For the three-month period ended December 31, 2010, Quality expects its total revenue to be approximately $165.0 million, operating income to be within the range of $6.7 million to $7.0 million and Consolidated Adjusted EBITDA to be within the range of $14.4 million to $14.7 million;

•	For the three-month period ended December 31, 2010, Quality expects a net loss to be within the range of ($0.53) and ($0.51) per diluted share;

•	For the three-month period ended December 31, 2010, Quality expects its adjusted net income to be within the range of $0.05 and $0.06 per diluted share;

•

The adjusted net income per diluted share excludes approximately $9.1 million of charges associated with the Company’s debt refinancing, $3.2 million of restructuring costs and $0.7 million of costs associated with an unconsummated offering of Company securities during the fourth quarter. The debt refinancing charges include the non-cash write-off of deferred financing costs of approximately $7.4 million, and approximately $1.7 million of excess cash interest expense resulting from having additional debt outstanding during the required 30-day notification period prior to the debt redemption. The restructuring charges primarily include approximately $2.2 million of costs related to the consolidation of corporate office space;

•

The above Consolidated Adjusted EBITDA range for the three-month period ended December 31, 2010 excludes the approximately $3.2 million of restructuring charges, $0.7 million of costs associated with an unconsummated offering of Company securities, and $0.6 million of employee non-cash compensation;

•

For the year ended December 31, 2010, Quality expects total revenue to be approximately $686.0 million, operating income to be within the range of $36.4 million to $36.7 million, Consolidated Adjusted EBITDA to be within the range of $62.4 million to $62.7 million, and adjusted net income to be within the range of $0.29 and $0.30 per diluted share;

•	Cash and total debt at December 31, 2010 were approximately $1.8 million and $317.3 million, respectively;

•	Availability under Quality’s asset-based revolving credit facility was $79.6 million at December 31, 2010, and the outstanding borrowings under the ABL Facility were $38.5 million; and

•	For the three-month period ended December 31, 2010, capital expenditures were approximately $3.0 million and net proceeds from sales of property and equipment were approximately $4.6 million.

“Our anticipated fourth quarter results met our expectations, reflecting the typical seasonal decline versus the third quarter, and showed continued improvement in year-over-year earnings and cash flow performance,” stated Gary Enzor, Chief Executive Officer. “With Quality’s business 95% affiliated, our asset-light business model continues to demonstrate the ability to generate strong free cash flow, and we are very excited about our positive momentum and solid prospects for growth in 2011.”

Reconciliation of Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share to Estimated Net Loss

Adjusted Net Income and Adjusted Net Income per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, we adjust for significant items that are not part of regular operating activities. For the reconciliation below, the adjustments include charges related to a restructure plan which began in the second quarter of 2008 and concluded in 2010, write-off of debt issuance costs, write-off of unconsummated stock offering costs and excess interest from our recent debt refinancing.

The following table presents the calculation of Estimated Adjusted Net Income and Estimated Adjusted Net Income per Share ranges for the periods presented:

	Three months ended December 31, 2010		Year ended December 31, 2010
(in millions, except per share amounts)	Low	High	Low	High

Estimated net loss	$(11.0)	$(10.7)	$(7.7)	$(7.4)

Estimated net loss per common share:
Basic	$(0.53)	$(0.51)	$(0.38)	$(0.36)

Diluted	$(0.53)	$(0.51)	$(0.38)	$(0.36)

Weighted average number of shares:
Basic	20.9	20.9	20.4	20.4
Diluted	20.9	20.9	20.4	20.4

Reconciliation:

Adjustments to estimated net loss:
(Benefit from) provision for income taxes	(0.2)	(0.2)	0.5	0.5
Write-off of deferred financing costs	7.4	7.4	7.4	7.4
Restructuring costs	3.2	3.2	7.8	7.8
Costs associated with unconsummated stock offering	0.7	0.7	0.7	0.7
Excess interest from debt refinancing	1.7	1.7	1.7	1.7

Estimated adjusted income before income taxes	1.8	2.1	10.4	10.7
Provision for income taxes at 39%	0.7	0.8	4.1	4.2

Estimated adjusted net income	$1.1	$1.3	$6.3	$6.5

Estimated adjusted net income per common share:
Basic	$0.05	$0.06	$0.31	$0.32

Diluted	$0.05	$0.06	$0.29	$0.30

Weighted average number of shares:
Basic	20.9	20.9	20.4	20.4
Diluted	22.0	22.0	21.7	21.7

Reconciliation of Estimated Consolidated Adjusted EBITDA to Estimated Operating Income

Estimated Consolidated Adjusted EBITDA for Quality for the reconciliation below is defined as operating income before depreciation and amortization, write-off of unconsummated stock offering costs, restructuring costs, employee non-cash compensation and other expense items. Estimated Consolidated Adjusted EBITDA is not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Estimated Consolidated Adjusted EBITDA may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. Estimated Consolidated Adjusted EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. We believe that financial information based on GAAP for highly leveraged businesses, such as ours, should be supplemented by Estimated Consolidated Adjusted EBITDA so investors better understand our financial information in connection with their evaluation of our business.

The following table presents the calculation of Estimated Consolidated Adjusted EBITDA for the periods presented:

	Three months ended December 31, 2010		Year ended December 31, 2010
(in millions)	Low	High	Low	High

Estimated operating income	$6.7	$7.0	$36.4	$36.7

Reconciliation:
Depreciation and amortization	3.8	3.8	16.0	16.0
Employee non-cash compensation	0.6	0.6	2.3	2.3
Other expense items	(0.6)	(0.6)	(0.8)	(0.8)
Costs associated with unconsummated stock offering	0.7	0.7	0.7	0.7
Restructuring costs	3.2	3.2	7.8	7.8

Estimated Consolidated Adjusted EBITDA	$14.4	$14.7	$62.4	$62.7

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality Carriers’ network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, and on the industries in which we operate in particular; recent turmoil in credit and capital markets; access to available and reasonable financing on a timely basis; the availability of diesel fuel; adverse weather conditions; competitive rate fluctuations; our substantial leverage and restrictions contained in our debt arrangements and interest rate fluctuations in our floating rate indebtedness; the cyclical nature of the transportation industry due to various economic factors such as excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; changes in demand for our services due to the cyclical nature of our customers’ businesses; potential disruption at U.S. ports of entry; our dependence on affiliates and owner-operators and our ability to attract and retain drivers; the loss of one or more of our major customers or a material reduction in the services we perform for such customers; our ability to effectively manage terminal operations that are converted from company-operated to affiliate; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; our material exposure to both historical and changing environmental regulations and the increasing costs relating to environmental compliance; our liability as a self-insurer to the extent of our deductibles, as well as our ability or inability to reduce our claims exposure through insurance due to changing conditions and pricing in the insurance marketplace; the cost of complying with existing and future anti-terrorism security measures enacted by federal, state and municipal authorities; the potential loss of our ability to use net operating losses to offset future income; increased unionization, which could increase our operating costs or constrain operating flexibility; changes in senior management; our ability to successfully manage workforce restructurings; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; potential future impairment charges; changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses; and interests of Apollo, our largest shareholder, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10–K for the year ended December 31, 2009 and its Quarterly Reports on Form 10–Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195